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                                                                   EXHIBIT 10.25

                    AGREEMENT REGARDING CONTINUED EMPLOYMENT

         This Agreement is between Jack L. King (the "Employee") and Oglethorpe Power Corporation (the "Employer"). The Employee is employed by the Employer as President and Chief Executive Officer. The purpose of this Agreement is to memorialize certain of the terms of the Employee's continued employment by the Employer. The Employee also currently serves as an employee of Georgia Transmission Corporation and Georgia System Operations Corporation, each of which shares responsibility for a portion of Employee's compensation. Notwithstanding any such sharing, Oglethorpe Power Corporation is fully obligated to the Employee for all amounts due under this Agreement, and any collections from the other companies is the responsibility of Oglethorpe Power Corporation.

         1. TERM OF EMPLOYMENT. Subject to termination as provided in Section 4, the Employee will continue to be employed as President and Chief Executive Officer of the Employer through July 31, 2000.

         2. SALARY. The Employee will continue to be paid the salary that he is currently paid unless the Board of Directors of the Employer increase his salary.

         3. INCENTIVE COMPENSATION. The Employee also will be paid incentive compensation in accordance with this Section:

                  (a) The Employee will participate in the Employer's performance compensation program on a basis comparable to the Chief Operating Officers of the Employer, Georgia Transmission Corporation and Georgia System Operations Corporation.

                  (b) In the event the Board of Directors of the Employer approves the terms of a restructuring of the Employer's RUS-guaranteed indebtedness on or before September 1, 2000, and such restructuring results in significant savings to the Employer, the Employer will pay to the Employee incentive compensation as provided in this subsection (b). Such Board approval will be considered to have occurred when the Board of Directors approves any arrangement pursuant to which the Employer's obligations with respect to such RUS-guaranteed indebtedness (whether such obligation is set forth in a promissory note, a power purchase arrangement or otherwise) is proposed to be modified in any way (otherwise than as permitted by the express provisions of the promissory notes currently evidencing such indebtedness) as a consequence or in recognition of the possibility that the assets securing such indebtedness have a value that is less than the amount of such indebtedness or other factors affecting the Employer's ability to meet existing debt service obligations. In such event, the Employer will pay to the Employee, as incentive compensation, the sum of $100,000 or 5% of the first four (4) years of savings under the restructured debt, whichever is less. Such incentive compensation will be paid in two equal installments, one due on the date such debt restructuring is approved by the Board and the remaining balance on the date on which definitive documents with respect to such debt restructuring are signed by the Employer.


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                  (c) In the event there is no debt restructuring as described in subsection (b) above and the Employer's Board of Directors determines, in its sole discretion, that the Employer's risks with respect to its obligations for its nuclear generation units have been materially reduced as a consequence of arrangements achieved through efforts for which the Employee was substantially responsible, the Employer will pay to the Employee, as incentive compensation, the sum of $100,000 to be paid in two equal installments, one due promptly after the Board's determination and the remaining balance on such date as the Board shall determine but not later than the first anniversary of the first payment date.

         4. TERMINATION. The Employee's employment may be terminated by the Employer or the Employee at any time by giving thirty (30) days written notice to the other. In the event employment is terminated by the Employer for any reason other than "Cause" (as hereinafter defined), the Employer will:

                           (i) pay to the Employee on the date of termination his salary through the date of termination plus an amount equal to six
         (6) months of salary payable to the Employee under Section 2;

                           (ii) pay to the Employee on the date of termination all incentive compensation earned as of December of the preceding year, under subsection 3(a), to the extent unpaid;

                           (iii) pay to the Employee incentive compensation, if any, owed pursuant to subsection (b) and subsection (c) above when and as provided in those subsections; and

                           (iv) continue for six months, or until the Employee procures a new job and becomes entitled to substantially equivalent benefits, if earlier, after the date of termination, at the Employer's expense, all life insurance maintained for the Employee at the date of termination.

         "Cause" means conviction of a felony, or other fraudulent or willful misconduct by the Employee that is materially and demonstrably injurious to the business or the reputation of the Employer or the willful and continued failure by the Employee to perform his duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Chairman of the Board which specifically identifies the manner in which the Chairman of the Board believes that the Employee has not substantially performed his duties.

OGLETHORPE POWER CORPORATION           JACK L. KING
(AN ELECTRIC MEMBERSHIP
CORPORATION)


By: /s/ J. CALVIN EARWOOD              /s/ JACK L. KING
   --------------------------          ------------------------------
    Chairman of the Board              Jack L. King